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                                   Exhibit 4.4

                       AMENDMENT TO SUBSCRIPTION AGREEMENT

THIS AMENDMENT TO SUBSCIPTION AGREEMENT (this "Amendment") is entered into as of the 21st day of January, 1999, by and among Affinity International Travel Systems, Inc., a Nevada corporation (the "Company") and Schoemann Venture Capital, LLC, a Delaware corporation ("SVC").

      WHEREAS, the Company and SVC have executed a Subscription Agreement dated on or about December 2, 1998 (the "Subscription Agreement") pursuant to which SVC agreed to purchase from the Company 1,142,857 shares of common stock of the Company subject to the terms and conditions of the Agreement; and

      WHEREAS, the Company and SVC desire to amend and modify the Subscription Agreement as hereinafter set forth.

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto covenant and agree to amend and modify the Agreement as follows:

      1. Section 5(b)(ii) of the Subscription Agreement shall be modified in its entirety to provide as follows:

            "(ii) Right of First Refusal - Future Financing. For eighteen (18) months from and after the date hereof, in the event that the Company solicits, or is advised by an investment banker or financing specialist to solicit, investment capital by means of any private placement of securities or other financing efforts utilizing securities of the Company, the Company shall first offer to the undersigned the ability to participate in all or part of such private placement or financing. The undersigned shall accept or reject the offer within five business (5) days of receipt of the offer. Such response shall be made in writing via certified mail, return receipt requested, or via overnight mail. In the event that the undersigned agrees to provide such future financing, the undersigned shall be required to provide such financing at a discounted commission rate of five percent (5%). This provision shall not be effective for any investment opportunity not generated through the initial efforts of the Company.

      2. Section 5(b)(iv) of the Subscription Agreement shall be modified in its entirety to provide as follows:

            "(iv) Sale of Additional Investor Shares. From and after the date hereof, in the event that the Company in any non-public offering sells any common stock at a price per

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      share that is less than that which is paid by the undersigned herein, then for no additional consideration, the Company shall immediately transfer to the undersigned that number of shares of common stock of the Company equal to the difference between (1) the number of shares which would have been subscribed to at the lesser price per share of such subsequently sold securities and (2) the number of the shares subscribed to herein;
      provided, however, that this provision shall not be operative any time the price per share of the Company's common stock as reported on the Over-the-Counter Bulletin Board quotation system or any national securities exchange is below $0.625.

      3. Other than as modified by this Amendment, all other provisions of the Subscription Agreement not in conflict with this Amendment, shall remain in full force and effect.

      IN WITNESS THEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                       AFFINITY INTERNATIONAL
                                       TRAVEL SYSTEMS, INC.


                                       BY: /s/ Daniel G. Brandano
                                           -------------------------------------
                                           Daniel G. Brandano
                                           Chief Executive Officer


                                       SCHOEMANN VENTURE CAPITAL, LLC


                                       BY: /s/ Rodney R. Schoemann, Sr.
                                           -------------------------------------
                                           Rodney R. Schoemann, Sr.
                                           Managing Member